Exhibite 23.1

SEALE AND BEERS, CPAs
PCAOB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-192601) of The Alkaline Water Company Inc. of our report dated June 30, 2014 on our audit of the financial statements of The Alkaline Water Company Inc. as of March 31, 2014, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2014 and from inception on June 19, 2012 through March 31, 2014, which is included in this annual report on Form 10-K.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
June 30, 2014

50 S. Jones Blvd, Suite 201 - Las Vegas, NV 89107           Phone: (888)727-8251           Fax: (888)782-2351